Exhibit 99.1

Net1 appoints three independent directors, including chairman-designate, to its board

Johannesburg, May 14, 2020 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") announced today the appointment of three veteran business leaders as independent non-executive directors. Messrs Jabu Mabuza and Ali Mazanderani will join the Company's board on May 15, 2020, and Mr. Antony Ball will join on May 21, 2020.

Mr. Jabu Mabuza, formerly the chief executive officer of Tsogo Sun Holdings and currently chairman of Sun International, has also been appointed Chairman-designate. He will succeed Mr. Christopher S. Seabrooke following his retirement next month.

Mr. Mabuza has previously chaired Eskom - Africa's largest utility, Telkom - one of South Africa's leading telecommunications companies, and the African operations of Anheuser Busch InBev. Mr Mabuza has also served as the convenor of the CEO Initiative with South Africa's Minister of Finance. Mr. Mabuza was a recipient of a Lifetime Achievement Award from Ernst & Young in their World Entrepreneur Awards.

Mr. Mazanderani was formerly a partner at the private equity firm Actis, and led a number of landmark financial technology investments globally. Prior to his career at Actis, he was lead strategy consultant for First National Bank in Johannesburg, South Africa, and prior to that, he was an advisor to private equity and corporate clients for OC&C Strategy Consultants in London. Mr. Mazanderani has served on the boards of a number of fintech and payments companies across Africa, South America, Asia, Europe and the United States, and currently serves on the boards of StoneCo in Brazil, Network International in Dubai and 5 Star Loyalty in the United States.

Mr. Ball is co-founder and chairman of Value Capital Partners ("VCP"), a South Africa-based private investment firm, which has recently announced that it has acquired 12.7% of Net1's outstanding shares.

Prior to VCP, Mr. Ball founded Brait in 1990, a leading South African private equity firm, regarded as a pioneer of private equity in the region, and held various leadership positions, including Deputy Chairman and CEO, between 1998 and 2011 when he left the company. Mr. Ball led Brait's investment in Net1 in 2004, and served as a non-executive director of the Company until 2012.

Mr. Ball was appointed pursuant to a cooperation agreement signed between Net1 and VCP. The cooperation agreement aims to facilitate constructive engagement between Net1 and VCP on a range of topics, including strategy, governance, and capital allocation.

"I am very pleased to welcome Jabu, Ali and Antony to our Board," said Mr Seabrooke. "Jabu has a wealth of experience as a prominent business leader across the private and public sectors in Africa, including a strong track record with corporate turnarounds and we look forward to benefiting from his guidance."

"Similarly, Ali's direct experience in global fintech and his extensive network will be invaluable as Net1 looks to introduce new fintech products, scale its operations in South Africa and expand in other international markets," he added.

"I am also very pleased to welcome Antony back to our Board after eight years. He is intimately familiar with Net1, its products and its markets. We look forward to constructively engaging with Antony and VCP through the next exciting phase of Net1's development," he concluded.

About Net1 (www.net1.com)

Net1 is a multinational financial technology company with a presence in Africa, Asia and Europe. Net1 leverages its proprietary banking and payment technology to distribute low-cost financial and value-added services to underbanked consumers and small businesses. The Company also provides transaction processing services, including being a leading payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com